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                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-58565) and related Prospectus of AutoZone, Inc. for the registration of $400,000,000 of debt securities, preferred stock, common stock, equity warrants, debt warrants and units, and to the incorporation by reference therein of our report dated September 30, 1998, with respect to the consolidated financial statements of AutoZone, Inc. included in its Current Report on Form 8-K dated October 20, 1998, filed with the Securities and Exchange Commission.


Memphis, Tennessee                               /s/ Ernst & Young LLP
October 16, 1998